Exhibit 2.1

AMENDMENT NO. 5 TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMENDMENT NO. 5 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), dated October 30, 2026, by and among Non-Invasive Monitoring Systems, Inc., a Florida corporation (the “Parent”), Gravitics Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Acquisition Subsidiary”), and Gravitics, Inc., a Delaware corporation (the “Company”), pursuant to which the Acquisition Subsidiary will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of the Parent.

WHEREAS, the Parties entered into the Agreement and Plan of Merger and Reorganization on May 6, 2026, which was previously amended on June 30, 2026, August 5, 2026, September 30, 2026 and October 19, 2026 (as amended, the “Merger Agreement”); and

WHEREAS, the Parties desire to further amend the Merger Agreement to extend the Outside Termination Date.

NOW, THEREFORE, the Parties, each intending to be legally bound hereby, do mutually covenant and agree as follows, subject to and effective as of the Effective Time (as defined below):

1. Capitalized words and terms not otherwise defined in this Amendment shall have the meaning ascribed to such words and terms set forth in the Merger Agreement.

2. Section 1.2 of the Merger Agreement is hereby amended and restated as follows:

“1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Lucosky Brookman LLP, commencing at 10:00 a.m. local time on or before November 30, 2026, or on such other date that the Parties may mutually agree upon in writing, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”). As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.”

3. Section 8.2 of the Merger Agreement is hereby amended and restated as follows:

“8.2 Termination for Failure to Close. This Agreement shall automatically be terminated if the Closing Date shall not have occurred by November 30, 2026, unless extended by the mutual written agreement of the Parties (the “Outside Termination Date”).”

4. In the event of any conflict between the Merger Agreement and this Amendment, the terms as contained in this Amendment shall control. Except as expressly modified by this Amendment, all other terms and conditions of the Merger Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be one and the same agreement. Facsimile and electronic signatures shall be treated in all respects and for all purposes as originals.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

PARENT:

NON-INVASIVE MONITORING SYSTEMS, INC.

By:	/s/ James Martin
Name:	James Martin
Title:	Chief Financial Officer

ACQUISITION SUBSIDIARY:

GRAVITICS MERGER SUB, INC.

By:	/s/ James Martin
Name:	James Martin
Title:	President

COMPANY:

GRAVITICS, INC.

By:	/s/ Colin Doughan
Name:	Colin Doughan
Title:	Chief Executive Officer